EXHIBIT 99.1
FOR FURTHER INFORMATION:
Jim Herlihy
(970) 506-8052
SWIFT & COMPANY ANNOUNCES CLOSURE OF IDAHO COW PLANT
Livestock supply, market conditions insufficient to support operations
     GREELEY, COLO. — August 5, 2005 — Swift & Company today informed the employees of its cow processing plant in Nampa, Idaho, that the facility will not resume operations and is being closed permanently due to market conditions and the inability to secure enough cattle to support continued operations. The plant already was closed the past two weeks for these same reasons.
     The Nampa plant most recently employed 408 people, down from 560 in May 2003 when the U.S. border was closed to live Canadian cattle after a single case of BSE (Bovine Spongiform Encephalopathy) was first discovered in Canada.
     Last month, the USDA succeeded in opening the U.S. border to live Canadian cattle under 30 months of age. The Nampa plant, however, processes older animals. With access to the over 30-month cattle supply from Canada cut off — combined with a lingering drought in the Northwest that has pushed domestic cow herds toward the Midwest — the plant has been forced to gradually reduce operating hours and staffing over the past two years.
     “This is a very sad day for Swift & Company and for more than 400 employees and their families in and around Nampa,” said Dennis Henley, chief operating officer of Swift & Company. “We’ve worked very hard over the past two years to sustain operations at Nampa without adequate cattle supplies, but we can’t afford to any longer.”

     Swift & Company will work with various government agencies and the United Food & Commercial Workers Union (UFCW) to help the affected employees with the transition and job placement assistance. The company also will look throughout the Swift system to determine if there are transfer opportunities within the company.
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